Exhibit 5(ii)



                                             New York, New York
                                             April 4, 1996


             NUI Corporation
             550 Route 202-206, Box 760
             Bedminster, New Jersey 07921-0760


             Ladies and Gentlemen:

                    We are acting as special counsel to NUI Corporation
             (the "Company") in connection with the proposed issuance and sale by it of additional shares of its Common Stock, without par value (such shares hereinafter referred to as the "Stock"), and the preferred stock purchase rights appurtenant thereto (the "Rights"), as contemplated by the registration statement on Form S-3 proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof for the registration of the Stock and the Rights under the Securities Act of 1933, as amended (the "Act"), as it may be amended, said registration statement being hereinafter called the "Registration Statement".

                    We are of the opinion that, subject to the
             qualifications hereinafter expressed, when:

                    (a) the Registration Statement shall have become effective under the Act;

                    (b) all regulatory approvals legally required for the issuance by the Company of authorized but unissued shares of Stock, including the Rights appurtenant thereto, shall have been obtained,

                    (c) the Company's Board of Directors or a duly authorized committee thereof shall have taken such action as may be necessary to authorize the issuance and sale of the Stock on the terms set forth in or contemplated by the Registration Statement, as to be amended or supplemented, and the exhibits thereto, and to authorize such other action as may be necessary in connection with the consummation of the issuance and sale of the Stock,

                    (d) the Stock shall have been issued, sold and delivered by the Company to the purchasers against payment therefor, all as contemplated by, and in conformity with, the acts, proceedings and documents referred to above and the Company's Amended and Restated Certificate of Incorporation, as amended, and





          NUI Corporation                -2-               April 4, 1996







                    (e) the Rights appurtenant to the Stock shall have been issued in accordance with the terms of the Rights Agreement dated as of November 28, 1995 between the Company and Mellon Securities Trust Company (the "Rights Agreement"),

             the Stock will have been validly issued and will be fully paid and non-assessable and the Rights will have been duly and validly issued.

                    We are members of the Bar of the State of New York
             and do not hold ourselves out as experts on the laws of any other state. Accordingly, in rendering this opinion, we have relied, as to the incorporation of the Company and as to all other matters governed by the laws of Florida, Maryland, New Jersey, North Carolina and Pennsylvania, upon the opinion of even date herewith of James R. Van Horn, Esq., General Counsel and Secretary of the Company, which is being filed as Exhibit 5(i) to the Registration Statement.

                    We hereby authorize and consent to the use of this
             opinion as Exhibit 5(ii) to the Registration Statement, and authorize and consent to the references to our firm in the Registration Statement and in the prospectus constituting a part thereof.

                                        Very truly yours,


                                        REID & PRIEST LLP